Rick Eckert	April 7, 2021

Dear Rick,

Congratulations!  On behalf of GreenPower Motor Company, Inc. (The Company), I wish to extend you an offer of full-time employment as Vice President of Operations reporting to Brendan Riley, President.  You will be compensated with an annual base salary of $160,000 for the first 6 months and then an anticipated raise to $175,000 based on performance, subject to normal income tax withholdings. Annual reviews will be conducted and raises will be discussed concurrently, with the reviews. You will be responsible for all tasks related to Manage and Direct the general Operations for our California Facilities. Oversite includes the following departments: US Production, Parts, Service, New Bus Delivery, Body Shop work, warranty and facility maintenance. Additional responsibilities: P&L, Budgets, Strategic Partnerships, Personnel Growth and Development of your direct reports, Customer Support, Vendor Relations. Direct Reports: Production manager, Parts manager, Transportation manager, Service manager, Warranty manager, PDI manager and Warehouse manager.  You will be expected to report to our Rancho Cucamonga office daily and will be expected to travel to our Porterville and all future locations from time to time.

  Benefits - 2 weeks of vacation after the first year, Posted Company Assigned Holidays and other benefits described in the Summary Plan Descriptions.
  Stocks - a grant of 15,000 stock options (Subject to Board Approval) at current price (at the date of Board Approval), three-year term and vesting 50% after the first year and 100% after two years.

      Your healthcare benefits will be effective after your completion of 90 days.  The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans and policies, may modify compensation and benefits from time to time as it deems necessary.

Please let us know of your decision to join GreenPower Motor Company, Inc. by signing a copy of this offer letter and returning it to us.  Your offer is contingent upon your (1) signing of the Confidential Information, Invention Assignment and Arbitration Agreements; (2) providing proof of your eligibility to work in the United States and valid US passport; and (3) complying with and successfully passing any requirements of the Company (e.g. drug testing, background checks). If you do not have a US Passport, you must apply for one immediately upon starting your tenure at the Company.

This letter shall not be construed as an agreement to employ you for any stated term and does not alter our policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, at any time, with or without notice or cause.  Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time in the Company's discretion, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Company. As part of this offer, please initial the attached job duties form to acknowledge that you understand the tasks you will be required to perform.  Similarly, nothing in this letter shall be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with us.

GreenPower Motor Company, Inc., is an organization that has built an outstanding reputation for exciting, innovative, and quality products and services.  Credit for this goes to every one of our employees. I hope you will find your association with us to be both challenging and rewarding.  We are enthusiastic about you joining our team and look forward to working with you.  Should you have any questions please do not hesitate to contact us.

Please confirm your acceptance of these terms by signing a copy of this letter where indicated no later than close of business April 9, 2021.

Very Truly Yours,	Accepted:
/s/ Brendan Riley	/s/ Rick Eckert
President